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                                                  EXHIBIT 12


                   [Letterhead of Goldman, Sachs & Co.]



PERSONAL AND CONFIDENTIAL


January 28, 1994

Mr. James L. Keeler
President and Chief Executive Officer
WLR Foods, Inc.
Highway 33 West
P.O. Box 228
Hinton, VA 22831

Dear Jim:

We are pleased to confirm the arrangements under which Goldman, Sachs & Co. ("Goldman Sachs") is engaged by WLR Foods, Inc. (the "Company") as financial advisor with respect to the offer which Tyson Foods, Inc. ("Tyson") made on January 24, 1994 for the stock (including any shares issuable upon the exercise of outstanding options) of the Company (the "Offer").

We understand that, in addition to Goldman Sachs, you have selected Wheat First Butcher & Singer ("Wheat First") to act as an advisor to WLR.

If and when you so request, we will also undertake a study to enable us to render our opinion as to the fairness of the financial consideration to be received by stockholders of the Company or the Company, as the case may be, in connection with a transaction described in clause (c) of the following paragraph. The nature and scope of our investigation as well as the scope, form and substance of our opinion shall be such as we consider appropriate. If requested our opinion will be in written form.

Our compensation for the services referred to above will be as follows:

      (a)   A fee of $200,000 in cash payable forthwith.

      (b) An additional fee of $1,000,000, less any fees payable pursuant to clause (a) above, payable on January 26, 1995, in the event that this letter agreement is not terminated prior to April 26, 1994 and that neither Tyson nor any other party

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            has acquired a majority of the stock of WLR by January 26, 1995.

      (c) If a majority of the outstanding stock of the Company is acquired by Tyson or any other person or group, including the Company, in one or a series of transactions by means of a tender offer or merger, private or open market purchases of stock or otherwise, or if all or substantially all of the assets of the Company are transferred, in one or a series of transactions, by way of a sale, distribution or liquidation, the Company shall pay, or cause to be paid, to us an additional fee equal to 0.75% of the aggregate value of the Offer, plus 2% of the amount by which the aggregate value of the transaction(s) exceeds the aggregate value of the Offer; it being understood, however, that such aggregate value shall be deemed to include amounts paid by the purchaser or the Company with respect to contingently issuable shares, including, without limitation, shares issuable pursuant to options, warrants and convertible securities. If at least 50% of the outstanding stock of the Company is acquired by Tyson or any other person or group, including the Company, such aggregate value shall be determined as if such acquisition were of 100% of the stock of the Company (including all contingently issuable shares).

      (d) The fees in clauses (a) through (c) above do not include any services Goldman Sachs may render in the future as financial advisor to the Company with respect to any specific transaction other than those referenced in clause (c). In the event that the Company or any other entity formed or owned in substantial part or controlled by the Company or one or more members of senior management of the Company or any employee benefit plan of the Company or any of its subsidiaries (a "Related Entity") effects (other than in the ordinary course of business) a transaction or series of transactions, including, but not limited to a merger or other combination, acquisition of

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stock or assets, recapitalization, distribution, divestiture, liquidation or other similar transaction, you agree to retain Goldman Sachs as the Company's financial advisor with respect to any such transaction pursuant to a separate letter agreement with Goldman Sachs on customary terms and conditions.

The following amount shall be deducted from the amount payable to us pursuant to clauses (c) and (d) of the above paragraph: (i) any fees paid to us pursuant to clauses (a) and (b) of the above paragraph and (ii) an amount equal to 20% of the amount calculated pursuant to clauses (c) or (d) representing the fee to be paid to Wheat First Butcher & Singer. Any amount paid to us pursuant to clause (d) above shall be deducted from the amount payable to us pursuant to clause (b) above.

Any fees payable pursuant to subparagraphs (c) and (d) above shall be paid to us in cash at the consummation of the particular transaction giving rise to such fee. Except as otherwise provided, the aggregate value of a transaction shall be the value of the aggregate consideration paid or received by the Company or its stockholders as the case may be. In the case of an asset transaction, aggregate value shall include the net value of any current assets not sold.

Amounts paid into escrow and contingent payments in connection with any transaction will be included as part of the aggregate value. Fees on amounts paid into escrow will be payable upon receipt by the Company of such escrowed amounts. If the consideration in connection with any transaction may be increased by payments related to future events, the portion of our fee relating to such contingent payments will be calculated and payable if and when such contingent payments are made.

If any portion of the aggregate consideration is paid in the form of securities, the value of such securities, for purposes of calculating the transaction fee, will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the transaction. If such securities do not have an existing public trading market, the value of

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the securities shall be the mutually agreed upon fair market value on the day prior to the consummation of the transaction.

In the event that the Company becomes the subject of, or is threatened with, a contested proxy solicitation by Tyson or any other party, you agree to retain Goldman Sachs as the Company's financial advisor with regard to such proxy solicitation pursuant to a separate letter agreement with Goldman Sachs on customary terms and conditions. Until the time such a letter agreement is entered into, the provisions of Annex A to this letter shall apply with respect to any matters arising in connection with such proxy solicitation. Any amount payable to us pursuant to such letter agreement shall be a credit against the fees payable to us pursuant to clauses (b) and (c) of the fourth paragraph of this letter agreement.

You also agree to reimburse us periodically for our reasonable out-of-pocket expenses, including the fees and disbursements of our attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter. It is understood that Goldman Sachs will seek your approval before retaining counsel and that such approval shall not be unreasonably withheld.

In order to coordinate most effectively our efforts together during the period of our engagement hereunder, neither the Company nor its management will initiate any discussions looking toward any transaction as contemplated hereby, except through Goldman Sachs. In the event the Company or its management receives an inquiry concerning any such transaction, they will promptly inform Goldman Sachs of such inquiry in order that we can assess such inquiry and assist the Company in any resulting negotiations. Goldman Sachs will not contact any party to initiate any discussions looking toward a transaction as contemplated in this letter without the consent of the Company. In the event that members of the Goldman Sachs Team representing the Company receive an inquiry concerning a transaction as contemplated hereby, they shall so inform the Company.

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In connection with engagements such as this, it is our firm policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A which is incorporated by reference into this letter.

Our services may be terminated by you or us at any time with or without cause effective upon receipt of written notice to that effect. We will be entitled to the transaction fee set forth above if at any time prior to the expiration of one year after such termination a transaction of the type contemplated by subparagraph (c) is consummated and, in the case of a transaction contemplated by subparagraph (c), there was contact with the acquiring party, or any affiliate thereof, regarding such a transaction during the period of our engagement.

Please note that any written or oral opinion or advice provided by Goldman Sachs in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent.

As you know, Goldman Sachs is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies which may be the subject of the engagement contemplated by this letter.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt.

Very truly yours,             Confirmed:

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.          WLR FOODS, INC.

                              By:  /s/ James L. Keeler

                              Date:  2/4/94

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Name of Client:  WLR Foods, Inc.

Date:  January 28, 1994


                                  Annex A


In the event that Goldman Sachs becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with or as a result of either our engagement or any matter referred to in this letter, the Company periodically will reimburse Goldman Sachs for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also will indemnify and hold Goldman Sachs harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Goldman Sachs in performing the services that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to Goldman Sachs or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Goldman Sachs as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and Goldman Sachs on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and Goldman Sachs with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Goldman Sachs and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of Goldman Sachs and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Goldman Sachs, any such affiliate and any such person. The Company also agrees that neither Goldman Sachs nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement or any matter referred to in this letter except to the extent that any

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losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of Goldman Sachs in performing the services that are the subject of this letter. The provisions of this Annex A shall survive any termination or completion of the engagement provided by this letter agreement and this letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.